Exhibit 10.23

We do not compensate for Board service any director who also serves as a Dollar General employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

Each non-employee director receives quarterly payment of the following cash compensation, as applicable:

•                        $75,000 annual retainer for service as a Board member;

•                        $17,500 annual retainer for service as chairman of the Audit Committee;

•                        $17,500 annual retainer for service as chairman of the Compensation, Nominating and Governance Committee (the “CNG Committee”); and

•                        $1,500 for each Board or committee meeting in excess of an aggregate of 12 that a director attends during each fiscal year.

In addition, in 2011 each non-employee director received an annual equity award under our 2007 Stock Incentive Plan The estimated value of the award on the grant date, as determined by the CNG Committee’s consultant using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies, and the terms of the awards, was $75,000.  Sixty percent of this value consists of non-qualified stock options to purchase shares of our common stock (“Options”) and 40% consists of restricted stock units payable in shares of our common stock (“RSUs”). The Options will vest as to 25% of the Option and the RSUs will vest as to 33 1/3% of the award on each of the first four and three anniversaries of the grant date, respectively, in each case subject to the director’s continued service on our Board. Directors may elect to defer receipt of shares underlying the RSUs.

We anticipate granting similar equity awards annually to those non-employee directors who are elected or reelected at each applicable shareholders’ meeting. The value of the award to be granted in 2012 will be $125,000.  Any new director appointed after the annual shareholders’ meeting but before February 1 of a given year will receive a full equity award no later than the first CNG Committee meeting following the date on which he or she is appointed. Any new director appointed on or after February 1 of a given year but before the next annual shareholders’ meeting shall not receive a full or pro-rated equity award, but rather shall be eligible to receive the next regularly scheduled annual award.